                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12


                             Taubman Centers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             Taubman Centers, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 [TAUBMAN LOGO]

                             TAUBMAN CENTERS, INC.

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                            TO BE HELD MAY 31, 2001

To the Shareholders of
Taubman Centers, Inc.

     The Annual Meeting of Shareholders of TAUBMAN CENTERS, INC. (the "Company") will be held on Thursday, May 31, 2001, at the Community House, 380 South Bates Street, Birmingham, Michigan, at 11:00 a.m., local time, for the following purposes:

          1. To elect three directors to serve until the annual meeting of shareholders in 2004;

          2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2001; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 2, 2001 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement.

                                          By Order of the Board of Directors

                                          A. ALFRED TAUBMAN,
                                          Chairman of the Board

Bloomfield Hills, Michigan
April 6, 2001

     EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
ABOUT THE MEETING...........................................     1
  What is the purpose of the annual meeting?................     1
  Who is entitled to vote?..................................     1
  What counts as Voting Stock?..............................     1
  What is the Series B Preferred Stock?.....................     1
  What constitutes a quorum?................................     2
  How do I vote?............................................     2
  Can I change my vote after I return my proxy card?........     2
  What are the Board's recommendations?.....................     2
  What vote is required to approve each item?...............     2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     3
  Section 16(a) Beneficial Ownership Reporting Compliance...     6
ITEM 1 -- ELECTION OF DIRECTORS.............................     6
  MANAGEMENT................................................     7
     Directors, Nominees and Executive Officers.............     7
     The Board of Directors and Committees..................     8
     Compensation of Directors..............................     9
     Certain Transactions...................................     9
REPORT OF THE AUDIT COMMITTEE...............................    10
EXECUTIVE COMPENSATION......................................    12
     Summary Compensation Table.............................    12
     Senior Short Term Incentive Plan.......................    14
     Incentive Option Plan..................................    14
     Aggregated Option Exercises During 2000 and Year-End
      Option Values.........................................    15
     Long-Term Performance Compensation Plan................    15
     Compensation Committee Report on Executive
      Compensation..........................................    16
     Shareholder Return Performance Graph...................    17
     Certain Employment Arrangements........................    17
ITEM 2 -- RATIFICATION OF SELECTION OF INDEPENDENT
  AUDITORS..................................................    18
OTHER MATTERS...............................................    19
COSTS OF PROXY SOLICITATION.................................    19
ADDITIONAL INFORMATION......................................    19
  Presentation of Shareholder Proposals at 2002 Annual
     Meeting................................................    19
  Annual Report.............................................    19
APPENDIX A: Charter of the Audit Committee..................   A-1

                             TAUBMAN CENTERS, INC.
                       200 EAST LONG LAKE ROAD, SUITE 300
                                  P.O. BOX 200
                     BLOOMFIELD HILLS, MICHIGAN 48303-0200

                                PROXY STATEMENT

     This Proxy Statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. (the "Company"), to be held at 11:00 a.m., local time, on Thursday, May 31, 2001, at the Community House, 380 South Bates Street, Birmingham, Michigan. The Company's Board of Directors is soliciting proxies for use at the meeting and at any adjournment or postponement. The Company expects to mail this Proxy Statement on or about April 6, 2001.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, holders of the Company's Common Stock and Series B Non-Participating Convertible Preferred Stock (the "Series B Preferred Stock" and, together with the Common Stock, the "Voting Stock") will act upon the matters outlined in the accompanying Notice of Meeting, including the election of three directors to serve three-year terms, and the ratification of the Board's selection of the independent auditors. In addition, management will report on the performance of the Company during 2000 and will respond to questions from shareholders.

Who is entitled to vote?

     Only record holders of Voting Stock at the close of business on the record date of April 2, 2001, are entitled to receive notice of the annual meeting and to vote those shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

     The Company's Common Stock and Series B Preferred Stock constitute the Voting Stock of the Company. The Common Stock and the Series B Preferred Stock vote together as a single class. The Company's 8.30% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") does not entitle its holders to vote. Although the Company has authorized the issuance of shares of additional series of Preferred Stock pursuant to the exercise of conversion rights granted to certain holders of preferred equity in The Taubman Realty Group Limited Partnership ("TRG"), the Company's majority-owned subsidiary partnership through which the Company conducts all of its operations, at this time no other shares of capital stock other than the Voting Stock and the Series A Preferred Stock are outstanding.

What is the Series B Preferred Stock?

     The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company's shareholders. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. The holders of Series B Preferred Stock are not entitled to nominate an individual for election as a director of the Company at the annual meeting.

What constitutes a quorum?

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for purposes of electing directors and ratifying the Board's selection of auditors. As of the record date, 81,853,338 shares of Voting Stock were outstanding. Proxies received but marked as abstentions and "broker non-votes" that may result from beneficial owners' failure to give specific voting instructions to their brokers or other nominees holding in "street name" will be counted as present to determine whether there is a quorum.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you attend the annual meeting, you may deliver your completed proxy card in person or vote by ballot. If you own your shares of Common Stock through a broker, trustee, bank or other nominee but want to vote your shares in person, you should also bring with you a proxy or letter from such broker, trustee, bank or other nominee confirming that you beneficially own such shares.

Can I change my vote after I return my proxy card?

     You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you indicate at the meeting that you intend to vote your shares yourself.

What are the Board's recommendations?

     Unless you give different instructions on the proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

          for election of the nominated slate of directors (see pages 6 - 18);
     and

          for ratification of Deloitte & Touche LLP as the Company's independent auditors for 2001 (see page 18)

With respect to any other matter that properly comes before the annual meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

What vote is required to approve each item?

     ELECTION OF DIRECTORS. Nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of directors discussed in this Proxy Statement consists of three individuals, one for each director whose term is expiring. A properly signed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted for the director(s) so indicated, but it will be counted to determine whether there is a quorum.

     RATIFICATION OF AUDITORS. The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Board of Directors' appointment of Deloitte & Touche LLP as the Company's independent auditors for 2001.

     OTHER MATTERS. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board of Directors does not propose to conduct any business at the annual meeting other than the election of three directors and the ratification of auditors.

     EFFECT OF BROKER NON-VOTES AND ABSTENTIONS. The election of directors and the ratification of the Board's appointment of auditors will be determined by votes cast. Because "broker non-votes" and abstentions are included only in the calculation of shares present and do not count as votes cast, they will not affect the election of directors and the ratification of auditors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The Company owns a 61% managing partner's interest in TRG, through which the Company conducts all of its operations. TRG is a partnership that owns, develops, acquires, and operates regional shopping centers nationally. The following table sets forth certain information regarding the beneficial ownership of the Company's Voting Stock and of partnership interests in TRG ("Units of Partnership Interest" or "Units") as of April 2, 2001.

     The shares information in the table (both numbers of shares and percentages) reflects ownership of Common Stock and Series B Preferred Stock, which for this purpose are treated as a single class of voting stock; however, the footnotes to the table provide ownership information for the Common Stock and Series B Preferred Stock on a separate basis, including (for any shareholder owning at least one percent of the Common Stock or Series B Preferred Stock, as applicable) the percentage of the outstanding shares of the separate class that the holder's shares represent.

                                                                                               PERCENTAGE
                                                                           UNITS OF           OWNERSHIP OF
                                                                          PARTNERSHIP           UNITS OF
  DIRECTORS, EXECUTIVE OFFICERS         NO. OF          PERCENT OF        INTEREST IN          PARTNERSHIP
      AND 5% OF SHAREHOLDERS          SHARES(1)         SHARES(1)             TRG            INTEREST IN TRG
----------------------------------    ----------        ----------        -----------        ---------------
A. Alfred Taubman.................    24,943,054(2)        30.5%          24,756,117(3)           30.2%
Robert S. Taubman.................     3,918,506(4)         4.6%           3,911,506(5)            4.6%
William S. Taubman................       539,989(6)           *              528,489(7)              *
Lisa A. Payne.....................       324,718(8)           *                    0                 0
Courtney Lord.....................       176,095(9)           *              174,065(10)             *
John L. Simon.....................        59,837(11)          *                    0                 0
Graham T. Allison.................         1,430              *                    0                 0
Allan J. Bloostein................         5,000              *                    0                 0
Jerome A. Chazen..................        10,000              *                    0                 0
S. Parker Gilbert.................       130,000(12)          *                    0                 0
Peter Karmanos, Jr. ..............        30,000              *                    0                 0
GMPTS Limited Partnership(13).....     7,471,007(14)        9.1%                   0                 0
  767 Fifth Avenue
  New York, NY 10153
Morgan Stanley, Dean Witter, &
  Co. ............................     6,049,988(15)        7.4%                   0                 0
Morgan Stanley Dean Witter
  Asset Management, Inc.
  1585 Broadway
  New York, New York 10036
European Investors, Inc. .........     3,025,212(16)        3.7%                   0                 0
  EII Realty Securities, Inc.
  667 Madison Avenue
  New York, New York 10021

                                                                                               PERCENTAGE
                                                                           UNITS OF           OWNERSHIP OF
                                                                          PARTNERSHIP           UNITS OF
  DIRECTORS, EXECUTIVE OFFICERS         NO. OF          PERCENT OF        INTEREST IN          PARTNERSHIP
      AND 5% OF SHAREHOLDERS          SHARES(1)         SHARES(1)             TRG            INTEREST IN TRG
----------------------------------    ----------        ----------        -----------        ---------------
Cohen & Steers Capital Management,
  Inc. ...........................     2,850,400(17)        3.5%                   0                 0
  757 Third Avenue
  New York, New York 10017
Directors and Executive Officers
  as a Group......................    30,154,612(18)       35.0%          29,370,177(18)          34.3%

---------------

  *  less than 1%

 (1) The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the Securities Exchange Commission. Figures shown include shares of Common Stock and Series B Preferred Stock, which vote together as a single class on all matters generally submitted to shareholders. Each share of Common Stock and Series B Preferred Stock is entitled to one vote. Under certain circumstances, the Series B Preferred Stock is convertible into Common Stock at the ratio of 14,000 shares of Series B Preferred Stock for each share of Common Stock (any resulting fractional shares will be redeemed for cash). Share figures shown assume that individuals who acquire Units of Partnership Interest upon the exercise of options ("Incentive Options") granted under TRG's 1992 Incentive Option Plan (the "Incentive Option Plan") exchange the newly issued Units for an equal number of shares of Common Stock under the Company's exchange offer (the "Continuing Offer") to certain partners in TRG and holders of Incentive Options. Share figures and Unit figures shown assume that outstanding Units are not exchanged for Common Stock under the Continuing Offer and that outstanding shares of Series B Preferred Stock are not converted into Common Stock. As of April 2, 2001, there were 81,853,338 outstanding shares of Voting Stock, consisting of 50,018,272 shares of Common Stock and 31,835,066 shares of Series B Preferred Stock.

 (2) Includes 100 shares of Common Stock owned by Mr. A. Alfred Taubman's revocable trust and 186,837 shares of Common Stock held by TRA Partners ("TRAP"). Mr. Taubman's trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the Common Stock held by TRAP. The remaining shares consist of 24,756,117 outstanding shares (or 77.8%) of Series B Preferred Stock that may be deemed to be owned by Mr. Taubman in the same manner as the Units of Partnership Interest described in note 3 below. Mr. Taubman disclaims any beneficial ownership of the Common Stock or Series B Preferred Stock held by TRAP and the other entities identified in note 3 below beyond his pecuniary interest in the entities that own the securities.

 (3) Consists of 9,875 Units of Partnership Interest held by Mr. A. Alfred Taubman's trust, 17,699,879 Units of Partnership Interest owned by TRAP, 11,011 Units of Partnership Interest owned by Taubman Realty Ventures ("TRV"), of which Mr. Taubman's trust is the managing general partner, and 1,975 Units of Partnership Interest held by Taub-Co Management, Inc. ("Taub-Co"). Because the sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman's trust is the managing general partner, Mr. Taubman may be deemed to be the beneficial owner of the Units of Partnership Interest held by Taub-Co. Mr. Taubman disclaims beneficial ownership of any Units held by Taub-Co beyond his pecuniary interest in Taub-Co. Also includes 6,327,098 Units of Partnership Interest owned by TG Partners Limited Partnership ("TG Partners"), 445,191 Units held by a subsidiary of TG Partners (such subsidiary and TG Partners are collectively referred to as "TG") and 261,088 Units of Partnership Interest which are held by Mr. Lord but for which Mr. Lord has granted an irrevocable proxy to TG Partners. The 261,088 Units held by Mr. Lord are not presently entitled to any partnership distributions except in the event of a liquidation. Such Units will be released from the irrevocable proxy and become entitled to receive distributions over a five-year period. Because Mr. Taubman, through control of TRV's and TG Partners' managing partner, has sole authority to vote and (subject to certain limitations) dispose of the Units of Partnership Interest held by TRV and TG, respectively, Mr. Taubman may be deemed to be the beneficial owner of all of the Units of Partnership

     Interest held by TRV and TG. Mr. Taubman disclaims beneficial ownership of any Units of Partnership Interest held by TRG and TG beyond his pecuniary interest in those entities.

 (4) Consists of 5,925 shares of Series B Preferred Stock that Mr. Robert S. Taubman owns, 547,945 shares (or 1.7%) of Series B Preferred Stock held by R & W-TRG LLC ("R&W"), a company that Mr. Taubman and his brother, William
     S. Taubman, own, 3,357,636 shares of Common Stock that Mr. Taubman has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options and an additional 7,000 shares of Common Stock owned by his wife and son for which Mr. Taubman disclaims any beneficial interest (or, in aggregate, 6.3% of Common Stock). Excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr. Taubman has no voting or dispositive control over such entities' assets. Mr. Taubman disclaims any beneficial interest in the Voting Stock held by or through entities beyond his pecuniary interest in the entities that own the securities.

 (5) Consists of 5,925 Units of Partnership Interest that Mr. Robert S. Taubman owns, 547,945 Units of Partnership Interest held by R&W, and 3,357,636 Units of Partnership Interest that Mr. Taubman has the right to receive upon the exercise of vested Incentive Options. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

 (6) Consists of 5,925 shares of Series B Preferred Stock that Mr. William S. Taubman owns, 522,564 shares of Common Stock that Mr. Taubman has the right to receive upon the exchange of Units of Partnership Interest that are subject to vested Incentive Options and 11,500 shares of Common Stock owned by his children and for which Mr. Taubman disclaims any beneficial interest (or, in aggregate, 1.1% of Common Stock). Excludes 547,945 shares of Series B Preferred Stock that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr. Taubman has no voting or dispositive control over such entities' assets. Mr. Taubman disclaims any beneficial interest in the Series B Preferred Stock held by R&W and in the Voting Stock held by TRAP, TRV, Taub-Co, and TG beyond his pecuniary interest in the entities that own the securities.

 (7) Consists of 5,925 Units of Partnership Interest that Mr. William S. Taubman owns and 522,564 Units of Partnership Interest subject to vested Incentive Options held by Mr. Taubman. Excludes 547,945 Units that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

 (8) Consists of 7,500 shares of Common Stock that Ms. Payne owns and 317,218 shares of Common Stock that Ms. Payne will have the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options held by Ms. Payne.

 (9) Consists of 1,500 shares of Common Stock owned by Mr. Lord, 530 shares of Common Stock owned by Mr. Lord's wife for which he disclaims any beneficial interest; and 174,065 shares of Series B Preferred Stock acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 261,088 shares of Series B Preferred Stock acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy and over which Mr. Lord has no voting or dispositive power, see notes 2 and 3 above.

(10) Consists of 174,065 Units of Partnership Interest acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 261,088 Units of Partnership Interest acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy, which are not presently entitled to receive any partnership distributions, except upon liquidation and over which Mr. Lord has no voting or dispositive power. Such units are released from the irrevocable proxy and become entitled to receive partnership distributions over a period of five years. See notes 2 and 3 above. See also "Certain Employment Arrangements."

(11) Consists of 2,000 shares of Common Stock that Mr. Simon owns, 3,191 shares of Common Stock which Mr. Simon may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company's 401(k) Plan, and 54,646 shares of Common Stock that Mr. Simon has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options.

(12) Includes 80,000 shares of Common Stock held by The Gilbert 1996 Charitable Remainder Trust, an irrevocable trust of which Mr. Gilbert is a co-trustee. Mr. Gilbert disclaims any beneficial interest in such shares beyond any deemed pecuniary interest as the result of his wife's current beneficial interest in the trust.

(13) Wholly-owned by two employee pension funds of General Motors Corporation.

(14) Consists solely of shares of Common Stock (14.9%) acquired at the time of the Company's initial public offering in 1992.

(15) Consists solely of shares of Common Stock (12.1%) held on behalf of various investment advisory clients, none of which holds more than 5% of the Common Stock.

(16) Consists solely of shares of Common Stock (6.1%).

(17) Consists solely of shares of Common Stock (5.7%).

(18) See Notes 2 through 12 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities ("insiders") file reports of ownership and changes in ownership with the Securities Exchange Commission (the "SEC"). Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based on the Company's review of the insiders' forms furnished to the Company and representations made by the Company's officers and directors, except as specifically noted herein, no insider failed to file on a timely basis a Section 16(a) form with respect to any transaction in the Company's equity securities. Courtney Lord was late in reporting his holdings of shares of Series B Preferred Stock, all of which were acquired by him prior to his becoming an insider, and as part of the total consideration Mr. Lord received in exchange for his shares of Lord Associates, Inc. William Taubman and Robert Taubman were each late in reporting acquisitions of Common Stock made by their children.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting to serve until the annual meeting of shareholders in 2004. The three nominees, Allan J. Bloostein, Jerome A. Chazen and S. Parker Gilbert, are all presently serving on the Board of Directors.

     Each of Allan J. Bloostein, Jerome A. Chazen and S. Parker Gilbert has consented to serve a three-year term. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee. Additional information regarding the nominees, the directors whose terms are not expiring, and management of the Company is contained under the caption "Management" below.

                                   MANAGEMENT

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The Board of Directors consists of nine members divided into three classes serving staggered terms. Under the Company's Articles of Incorporation, a majority of the Company's directors must be neither officers nor employees of the Company or its subsidiaries. Officers of the Company serve at the pleasure of the Board.

     The directors and executive officers of the Company are as follows:

                                                                                                     TERM
                NAME                     AGE                         TITLE                          ENDING
                ----                     ---                         -----                          ------
Allan J. Bloostein*..................    71     Director                                             2001
Jerome A. Chazen*....................    74     Director                                             2001
S. Parker Gilbert*...................    67     Director                                             2001
A. Alfred Taubman....................    76     Chairman of the Board                                2002
Robert S. Taubman....................    47     President, Chief Executive Officer, and Director     2002
Lisa A. Payne........................    42     Executive Vice President, Chief Financial
                                                Officer, and Director                                2002
Graham T. Allison....................    60     Director                                             2003
Peter Karmanos, Jr. .................    58     Director                                             2003
William S. Taubman...................    42     Executive Vice President and Director                2003
Esther R. Blum.......................    46     Senior Vice President, Controller, and Chief
                                                Accounting Officer
Courtney Lord........................    50     Senior Vice President and Managing Director,
                                                Leasing
John L. Simon........................    54     Senior Vice President and Managing Director,
                                                Development

---------------

 * Standing for re-election to a three-year term.

     Allan J. Bloostein is a former Vice Chairman of The May Department Stores Company and the President of Allan J. Bloostein Associates, and serves as a consultant in retail and consumer goods marketing. Mr. Bloostein was, until his retirement during 2000, a director of CVS Corporation, which operates the CVS Pharmacy chain, and is a director or trustee of over 30 mutual fund companies that Salomon Smith Barney sponsors. Mr. Bloostein has been a director of the Company since 1992.

     Jerome A. Chazen is Chairman Emeritus of Liz Claiborne, Inc. He is a director of Fashionmall.com, Inc., a company which markets and sells fashion apparel and related accessories and products over the internet, and Chairman of Chazen Capital Partners, a private investment company. Mr. Chazen has been a director of the Company since 1992.

     S. Parker Gilbert is a retired Chairman of Morgan Stanley Group, Inc. and a director of Burlington Resources Inc., which operates in the oil and gas industry. Mr. Gilbert has been a director of the Company since 1992.

     A. Alfred Taubman is a private investor. He is the Chairman of the Board of the Company and the Chairman of The Taubman Company Limited Partnership (the "Manager"), which is the indirect subsidiary of TRG (the Company's operating partnership) that manages the Company's regional shopping center interests. Mr. Taubman has been a director of the Company since its incorporation in 1973. Mr. Taubman also serves as a director of Hollinger International, Inc., a publisher of English language newspapers. He is the father of both Robert S. Taubman and William S. Taubman.

     Robert S. Taubman is the President and Chief Executive Officer of the Company and the Manager. Mr. Taubman has been a director of the Company since 1992. Mr. Taubman is also a director of Comerica Bank and of Sotheby's Holdings, Inc., the international art auction house and represents the Company as a director of Fashionmall.com, Inc., a company which markets and sells fashion apparel and related accessories and products over the internet. He is also a member of the Board of Governors of the National Association of

Real Estate Investment Trusts, a director of the Real Estate Roundtable, a Trustee of the Urban Land Institute, and a former trustee of the International Council of Shopping Centers. Mr. Taubman is the son of A. Alfred Taubman and the brother of William S. Taubman.

     Lisa A. Payne is an Executive Vice President and the Chief Financial Officer of the Company and the Manager. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996.

     Graham T. Allison is a professor at Harvard University. He is a director of New England Securities Corporation and Belco Oil & Gas Corp. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993, when he became the United States Assistant Secretary of Defense.

     Peter Karmanos, Jr. is the founder of, and since July, 1987, has been Chairman of the Board of Directors and Chief Executive Officer of Compuware Corporation, a global provider of software solutions and professional services headquartered in Farmington Hills, Michigan. Mr. Karmanos is a member of the Board of Directors for the Barbara Ann Karmanos Cancer Institute, the North American Hockey League, USA Hockey, Worthington Industries, Automation Alley and Detroit Renaissance. He is a co-owner of three hockey teams: the Carolina Hurricanes, the Plymouth Whalers and the Florida Everblades.

     William S. Taubman is an Executive Vice President of the Company and the Manager and has been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He has held various executive positions with the Manager since prior to 1994. He is also a director of the Detroit Institute of Arts. Mr. Taubman is the son of A. Alfred Taubman and the brother of Robert S. Taubman.

     Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions, and a Senior Vice President in March 1999. Between 1992 and 1997, Ms. Blum served as the Manager's Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992. Prior to joining the Manager in 1986, Ms. Blum was a C.P.A. and audit manager for Deloitte & Touche LLP.

     Courtney Lord is the Manager's Senior Vice President and Managing Director, Leasing. Mr. Lord became the Senior Vice President and Managing Director of Leasing of the Manager on January 1, 2000. Prior to January 1, 2000 and in connection with TRG's acquisition of all of the outstanding stock of Lord Associates, Inc. in November of 1999, he was employed as a Senior Vice President of the Manager. Between 1989 and 1999, Mr. Lord served as president of Lord Associates, Inc., a retail leasing firm based in Alexandria, Virginia.

     John L. Simon is the Manager's Senior Vice President and Managing Director, Development. Mr. Simon became the Senior Vice President and Managing Director, Development of the Manager in 1998. Between 1988 and 1997, Mr. Simon served as the Manager's Senior Vice President, Development.

THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held four meetings and acted by unanimous written consent once during 2000. The Board of Directors has four standing committees: a five-member Audit Committee, a three-member Compensation Committee, a three-member Executive Committee, and a three-member Nominating Committee. During 2000, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board on which they served. Directors fulfill their responsibilities not only by attending Board and committee meetings, but also through consultation with the Chief Executive Officer and other members of management on matters that affect the Company.

     The Audit Committee consisted of Jerome A. Chazen, Chairman, Graham T. Allison, Allan J. Bloostein, S. Parker Gilbert and, until his retirement from the Board of Directors in May 2000, Claude Ballard. Peter

Karmanos, Jr. has served on the Audit Committee since Mr. Ballard's retirement and Mr. Karmanos' election to the Board. The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee recommends to the Board of Directors the appointment of the independent auditors. The Audit Committee met twice during 2000.

     During 2000, the Compensation Committee consisted of S. Parker Gilbert, Chairman, Jerome A. Chazen and, until his retirement from the Board of Directors in May 2000, Claude Ballard. Peter Karmanos, Jr. has served on the Compensation Committee since Mr. Ballard's retirement and Mr. Karmanos' election to the Board. The Compensation Committee's primary responsibility is to review the compensation and employee benefit policies applicable to employees of the Manager and, in particular, senior management. The Compensation Committee met twice and acted by unanimous written consent once during 2000.

     During 2000, the Executive Committee consisted of Robert S. Taubman, Chairman, Allan J. Bloostein, and Graham T. Allison. The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board and met twice and acted by written consent seven times during 2000.

     During 2000, the Board's Nominating Committee consisted of Robert S. Taubman, Chairman, S. Parker Gilbert, and, until his retirement from the Board of Directors in May 2000, Claude Ballard. Allan J. Bloostein has served on the Nominating Committee since Mr. Ballard's retirement. The Nominating Committee is responsible for advising and making recommendations to the Board of Directors on matters concerning the selection of candidates as nominees for election as directors in the event a vacancy arises on the Board of Directors. In recommending candidates to the Board, the Nominating Committee seeks individuals of proven competence who have demonstrated excellence in their chosen fields. The Nominating Committee does not have a procedure for shareholders to submit nominee recommendations. The Nominating Committee met once during 2000.

COMPENSATION OF DIRECTORS

     The Company pays directors who are neither employees nor officers of the Company or its subsidiaries an annual fee of $35,000, a meeting fee of $1,000 for each Board or committee meeting attended, and reimburses outside directors for expenses incurred in attending meetings and as a result of other work performed for the Company. For 2000, the Company incurred costs of $227,500 relating to the services of Messrs. Allison, Bloostein, Chazen, Gilbert and Karmanos, and, until their retirement, Messrs. Ballard and Larson, as directors of the Company.

     As part of its overall program of charitable giving, TRG maintains a charitable gift program for the Company's outside directors. Under this charitable gift program, TRG matches an outside director's donation to one or more qualifying charitable organizations. TRG generally limits matching contributions to an aggregate maximum amount of $10,000 per director per year. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to TRG. During 2000, TRG made four matching contributions in the total amount of $13,750.

CERTAIN TRANSACTIONS

     When the Company acquired Lord Associates, Inc. in November 1999, Courtney Lord, who in January 2000 became the Manager's Senior Vice President and Managing Director, Leasing, retained his interest in certain agreements with third parties entitling him to receive a commission or other remuneration in the event TRG purchases, leases and/or develops certain parcels of real estate. The remuneration Mr. Lord is entitled to receive is fixed for certain agreements; for others the remuneration ultimately paid to Mr. Lord will depend on the terms of any transaction between TRG and such third party. During 2000, Mr. Lord received $320,000 in commissions paid by the joint venture between TRG and Swerdlow Real Estate Group to develop Dolphin Mall.

     A. Alfred Taubman and certain of his affiliates receive various property management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $3 million in 2000.

     During 2000, the Manager paid approximately $2.7 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which A. Alfred Taubman, Robert S. Taubman, and William S. Taubman have financial interests.

     During 1997, TRG acquired an option to purchase certain real estate on which TRG was exploring the possibility of developing a shopping center. A. Alfred Taubman, Robert S. Taubman, and William S. Taubman have a financial interest in the optionor. The option agreement required option payments of $150,000 during each of the first five years, $400,000 in the sixth year, and $500,000 in the seventh year. To date, TRG has made payments of $450,000. In 2000, TRG decided not to go forward with the project and reached an agreement with the optionor to be reimbursed at the time of the sale or lease of the real estate for an amount equal to the lesser of 50% of the project costs to date or $350,000. Under the agreement, TRG's obligation to make further option payments was suspended. TRG expects to receive $350,000 in total reimbursements and after receipt of such amount, the option will be terminated.

     Committees of outside directors review business transactions between the Company and its subsidiaries and related parties to ensure that the Company's involvement in such transactions, including those described above, is on arm's length terms.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company's accounting functions and internal controls. The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in 1993. Each of the members of the Audit Committee is independent as defined by Company policy and the New York Stock Exchange listing standards. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be engaged as the Company's independent accountants. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent accountants regarding, the following:

     - the plan for, and the independent accountants' report on, each audit of the Company's financial statements;

     - the Company's quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

     - changes in the Company's accounting practices, principles, controls or methodologies, or in its financial statements;

     - significant developments in accounting rules;

     - the adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel; and

     - the continued independence of the Company's outside auditors and the monitoring of any engagement of the outside auditors to provide non-audit services.

     In March 2000, the Audit Committee reviewed the Audit Committee Charter and made a number of changes to reflect the new standards set forth in the rules of the Securities Exchange Commission and the New York Stock Exchange listing standards. Generally, these changes reflected increased specificity in the Charter rather than changes in the Committee's practices. After appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.

     The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. The Committee took a number of steps in making this recommendation for 2000. First, the Audit Committee discussed with Deloitte & Touche LLP ("Deloitte"), the Company's independent accountants for 2000, those matters required to be communicated and discussed between an issuer's independent accountants and its audit committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte its independence and received a letter from Deloitte concerning such independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of Deloitte's independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with management and Deloitte, the Company's audited consolidated balance sheets at December 31, 2000 and 1999, and consolidated statements of income, cash flows and stockholders' equity for the three years ended December 31, 2000. Based on the discussions with Deloitte concerning the audit, the independence discussions, and the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board (and the Board agreed) that these financial statements be included in the Company's 2000 Annual Report on Form 10-K.

     AUDIT FEES. The aggregate fees billed for professional services rendered by Deloitte for the audit of the Company's annual financial statements for the year ended December 31, 2000 and its reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for fiscal year 2000 (collectively, the "Audit Services"), were $862,433.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The aggregate fees billed for the provision by Deloitte of information technology services, including the operation, design and implementation of hardware and software which generated information significant to the Company's financial statements (the "Financial Information Systems Design and Implementation Services"), for fiscal year 2000, were $629,970.

     ALL OTHER FEES. The aggregate fees billed for services rendered by Deloitte, other than the Audit Services and the Financial Information Systems Design and Implementation Services, for fiscal year 2000 were $510,754.

     The Audit Committee, based on its reviews and discussions with management and Deloitte noted above, determined that the provision of the Other Services and the Financial Information Systems Design and Implementation Services by Deloitte was compatible with maintaining Deloitte's independence.

                              THE AUDIT COMMITTEE

                           Jerome A Chazen, Chairman
                               Graham T. Allison
                               Allan J. Bloostein
                               S. Parker Gilbert
                              Peter Karmanos, Jr.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation of those persons who during 2000 were (i) the chief executive officer and (ii) the other executive officers of the Company whose compensation is required to be disclosed pursuant to the rules of the Securities Exchange Commission (the "Named Officers"). As explained more fully below, amendments to the Company's long-term compensation plan affected the manner in which awards under such plan are reported. As a result, in order to understand the total compensation granted to the Named Officers in 2000, the following Summary Compensation Table must be read in conjunction with Long-Term Incentive Plan Awards table contained on page 14.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                       -----------------------------
                                                                           AWARDS          PAYOUTS
                                                                       ---------------    ----------
                                                                          NUMBER OF
                                              ANNUAL COMPENSATION          SHARES
                                             ----------------------      UNDERLYING          LTIP        ALL OTHER
       NAME AND PRINCIPAL                     SALARY       BONUS(1)      OPTIONS(2)       PAYOUTS(3)    COMPENSATION
            POSITION                 YEAR      ($)           ($)             (#)             ($)            ($)
       ------------------            ----    --------      --------    ---------------    ----------    ------------
Robert S. Taubman................    2000    $750,000      $450,000               0              0        $ 25,678(4)
President and Chief                  1999     750,000       500,625               0              0          23,320
Executive Officer                    1998     750,000       517,969               0              0          22,459
Lisa A. Payne....................    2000    $500,000      $300,000               0              0        $ 21,936(5)
Executive Vice President             1999     500,000       337,813         500,000              0         270,332
and Chief Financial Officer          1998     500,000       345,313               0              0         243,533
William S. Taubman...............    2000    $468,270      $285,000               0              0        $ 25,111(6)
Executive Vice President             1999     436,547       301,219         500,000              0         272,840
                                     1998     395,000       276,250               0                         21,976
Courtney Lord(7).................    2000    $272,740      $241,313               0              0        $ 44,507(8)
Senior Vice President
John L. Simon....................    2000    $282,500      $230,325               0              0        $ 24,353(9)
Senior Vice President                1999     273,000       239,625               0              0          22,256
                                     1998     261,532       226,256               0              0          21,231

---------------

(1) Bonus amount awarded under the Senior Short Term Incentive Plan. Awards made pursuant to the Manager's Long-Term Performance Compensation Plan are not reportable on the date of grant and, instead, are reported in the Long-Term Incentive Plan Awards table immediately following.

(2) All Incentive Options were granted under the Incentive Option Plan with respect to Units of Partnership Interest exchangeable for an equal number of shares of Common Stock pursuant to the Continuing Offer.

(3) Awards were made under the Manager's Long-Term Performance Compensation Plan (the "Performance Plan"). The Performance Plan was amended effective January 1, 1999 (the "First Amendment") and further amended effective January 1, 2000 (the "Second Amendment"). Prior to the Second Amendment awards made under the Performance Plan were made in the form of Notional Shares of Common Stock and were reported as restricted stock awards. The Second Amendment, in addition to affecting future awards, modified the 1998 and 1999 awards, particularly with regard to the determination of the payout value of such awards. The payout value of awards under the Performance Plan as revised by the Second Amendment is no longer tied to the value of the Company's Common Stock, but instead is tied to the achievement of a target compounded growth rate of the Company's per share funds from operations over the three year vesting period of the award. As a result of the change, the 1998 and 1999 awards are no longer reported as restricted stock awards but instead are reflected in the Long-Term Incentive Plan Award Table on page 14 and are denominated as Cash Awards. The 1998 Cash Awards vest and, unless deferred in accordance with the provisions of the Performance Plan, are payable during 2001.

(4) Includes $13,776 contributed to the defined contribution plan (the "Retirement Savings Plan") on behalf of Mr. Robert S. Taubman and $11,902 accrued under the supplemental retirement savings plan (the "Supplemental Retirement Savings Plan").

(5) Includes $13,776 contributed to the Retirement Savings Plan on behalf of Ms. Payne and $8,160 accrued under the Supplemental Retirement Savings Plan.

(6) Includes $13,776 contributed to the Retirement Savings Plan on behalf of Mr. William S. Taubman and $11,335 accrued under the Supplemental Retirement Savings Plan.

(7) Mr. Lord first became an executive officer of the Company on January 1, 2000.

(8) Includes $12,386 contributed to the Retirement Savings Plan on behalf of Mr. Lord, $5,621 accrued under the Supplemental Retirement Savings Plan and $26,500 to reimburse Mr. Lord for relocation expenses.

(9) Includes $13,776 contributed to the Retirement Savings Plan on behalf of Mr. Simon and $10,577 accrued under the Supplemental Retirement Savings Plan.

        LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST THREE FISCAL YEARS(1)

                                        NUMBER OF                         ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                         SHARES,       PERFORMANCE OR                 PRICE-BASED PLAN
                                         UNITS OR       OTHER PERIOD     ------------------------------------------
      NAME AND PRINCIPAL               OTHER RIGHTS   UNTIL MATURATION    THRESHOLD        TARGET        MAXIMUM
           POSITION             YEAR       ($)           OR PAYOUT           ($)           ($)(2)          ($)
      ------------------        ----   ------------   ----------------   ------------   ------------   ------------
Robert S. Taubman.............  2000    $1,271,875      1/1/00-1/1/03     $1,271,875     $1,462,656     $1,653,438
President and Chief             1999     1,251,250      1/1/99-1/1/02      1,251,250      1,438,938      1,626,625
Executive Officer               1998     1,196,250      1/1/98-1/1/01      1,196,250      1,375,688      1,555,125
Lisa A. Payne.................  2000    $  538,436      1/1/00-1/1/03     $  538,436     $  619,201     $  699,967
Executive Vice President        1999       508,750      1/1/99-1/1/02        508,750        585,063        661,375
and Chief Financial Officer     1998       453,750      1/1/98-1/1/01        453,750        521,813        589,875
William S. Taubman............  2000    $  529,375      1/1/00-1/1/03     $  529,375     $  608,781     $  688,188
Executive Vice President        1999       508,750      1/1/00-1/1/02        508,750        585,063        661,375
                                1998       453,750      1/1/98-1/1/01        453,750        521,813        589,875
Courtney Lord(3)..............  2000    $  137,500      1/1/00-1/1/03     $  137,500     $  158,125     $  178,750
Senior Vice President
John L. Simon.................  2000    $  264,688      1/1/00-1/1/03     $  264,688     $  304,391     $  344,094
Senior Vice President           1999       275,000      1/1/99-1/1/02        275,000        316,250        357,500
                                1998       275,000      1/1/98-1/1/01        275,000        316,250        357,500

---------------

(1) Awards were made under the Performance Plan. Awards vest and, unless deferred in accordance with the Performance Plan, are payable on the third January 1 after the date of grant. In order to facilitate comparison of prior awards and to show the effect of the Second Amendment to the Performance Plan which changed the payout value of the 1998 and 1999 awards previously reported as restricted stock awards, information for the last three fiscal years has been included. See "Long-Term Performance Compensation Plan" below for more information about the Performance Plan.

(2) The target is the amount which would be payable if the target compounded growth rate in per share funds from operations is achieved.

(3) Mr. Lord first became an executive officer of the Company on January 1, 2000.

SENIOR SHORT TERM INCENTIVE PLAN

     The Manager's officers and senior management receive part of their annual compensation pursuant to the Manager's Senior Short Term Incentive Plan (the "SSTIP"). Under the SSTIP, the actual amount awarded to a participant depends upon a review and assessment of the employee's and the Company's performance. Performance that meets expectations results in a bonus of approximately 100% of an employee's target amount. Performance beyond expectations may result in an employee receiving up to 150% of his target bonus. Performance below expectations results in a payment of less than the bonus target.

INCENTIVE OPTION PLAN

     TRG maintains the 1992 Incentive Option Plan for its employees with respect to Units of Partnership Interest in TRG. Upon exercise, it is anticipated that substantially all employees will exchange each underlying Unit for one share of the Company's Common Stock under the Continuing Offer.

     The Company's chief executive officer makes periodic recommendations to the Compensation Committee of the Board, which, after reviewing such recommendations, determines grants. The exercise price of each Incentive Option is equal to the fair market value of a Unit of Partnership Interest on the date of grant.

     Generally, an Incentive Option vests in one-third increments on each of the third, fourth, and fifth anniversaries of the date of grant, although the Compensation Committee may allow an exercise at any time more than six months after the date of grant. If the optionee's employment terminates within the first three years for reasons other than death, disability, or retirement, the right to exercise the Incentive Option is forfeited. If the termination of employment is because of death, disability, or retirement, the Incentive Option may be exercised in full. Outstanding Incentive Options also vest in full upon the termination of the Manager's engagement by TRG, upon any "change in control" of TRG, or upon TRG's permanent dissolution. No Incentive Option may be exercised after ten years from the date of grant. As discussed under "Compensation Committee Report on Executive Compensation," the Incentive Option Plan has been replaced by the Performance Plan as the primary source of long-term compensation. There were no Incentive Option grants to Named Officers in 2000.

       AGGREGATED OPTION EXERCISES DURING 2000 AND YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                                  SHARES        VALUE          OPTIONS AT YEAR END            OPTIONS AT 12/31/00(1)
                                ACQUIRED ON    REALIZED    ----------------------------    ----------------------------
            NAME                 EXERCISE        ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                -----------    --------    -----------    -------------    -----------    -------------
Robert S. Taubman...........         0            $0        3,357,636              0        $ 246,490           0
Lisa A. Payne...............         0             0          283,609        317,219                0           0
William S. Taubman..........         0             0          522,564        250,000          220,974           0
Courtney Lord...............         0             0                0              0                0           0
John L. Simon...............         0             0           54,646              0           16,434           0

---------------

(1) In accordance with the SEC's rules, based on the difference between fair market value of Common Stock and the exercise price.

LONG-TERM PERFORMANCE COMPENSATION PLAN

     The Performance Plan was adopted by the Manager and approved by TRG's compensation committee in 1996 (the Compensation Committee of the Board now performs such functions). The Company's Performance Plan was amended effective January 1, 1999 (the "First Amendment") and again effective January 1, 2000 (the "Second Amendment"). The following discussion relates to the 1998, 1999 and 2000 grants under the Performance Plan that are reflected in the Long-Term Incentive Plans -- Awards table.

     The amount of a participant's award is based on individual and Company performance for the fiscal year prior to the date of the award and the individual's position in the Company. Each eligible participant is granted a Cash Award (a "Cash Award") and the final payout value of an award is tied to the achievement of a target compounded growth rate of the Company's per share funds from operations over the three-year vesting period of the award. If the target is achieved, the payout amount of each Cash Award is increased, subject to a maximum premium of 30%; otherwise the payout amount remains the amount of the original grant. Funds from operations ("FFO") is defined as income before extraordinary items, real estate depreciation and amortization, and allocations to the holders of a minority interest in TRG (including dividends and distributions payable to holders of preferred equity interests in TRG), and less dividends and distributions to holders of the Series A Preferred Stock. Gains on dispositions of depreciated operating properties are excluded from FFO. Each Cash Award vests on the third January 1 after the date of grant. Upon vesting, the value of the award under the Performance Plan will be paid to the participant in a lump sum, unless the participant elects to defer payment in accordance with the terms of the Performance Plan. The payout amount is determined on the vesting date; and such amount will accrue interest from the vesting date until the deferred payment date.

     Prior to the Second Amendment, awards were made in respect of Notional Shares of Common Stock and the payout value of an award was based on the value of the Company's Common Stock. The Second Amendment affected awards made for fiscal years 1998 and 1999 as well as awards made after the effective date of the Second Amendment. Awards made in 1998 and 1999 were converted from Notional Shares into Cash Awards at a rate based on the value, determined by reference to the price of the Company's Common Stock, of the Notional Shares held by the individual at the time of the Conversion.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Revenue Reconciliation Act of 1993. The Omnibus Reconciliation Act of 1993 limits to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its named executives in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation." Although TRG and the Manager are now part of the Company's consolidated group for financial reporting purposes, this deduction limit does not affect the Company and does not apply to TRG or the Manager because TRG and the Manager are partnerships, and the Company itself has no employees.

Compensation Philosophy. The Manager has had a long-standing philosophy of targeting executive compensation at a level above the average of competitive practice. As part of this philosophy, the mix of compensation elements has emphasized variable, performance-based programs. As a result of this philosophy, the Manager has been successful at recruiting, retaining, and motivating executives who are highly talented, performance-focused, and entrepreneurial. The Compensation Committee has continued to apply this philosophy to its decisions on compensation matters. The independent compensation consultant retained by the Compensation Committee has compared the Manager's compensation practices with those of industry competitors and confirmed that the 2000 compensation of the Named Officers was consistent with the Manager's compensation philosophy.

The Manager's compensation program for executive officers consists of the following key elements: annual compensation in the form of base salary, bonus compensation under the SSTIP, and long-term compensation under the Incentive Option Plan and the Performance Plan. The compensation of the Named Officers is determined based on their individual performance and the performance of the Company, TRG, and the Manager.

Since 1996, awards under the Performance Plan have been selected over Incentive Options as the primary source of incentive compensation to the executive officers. Incentive Option grants have been and will continue to be made in special situations.

Base Salaries. Base salaries for the Manager's executive officers are generally targeted at a level above the average for executives of industry competitors. The salaries of the Named Officers are reviewed and approved by the Compensation Committee based on its subjective assessment of each executive's experience and performance and a comparison to salaries of senior management of industry competitors.

Performance Plan. In 2000, the Compensation Committee made grants of Cash Awards under the Performance Plan to the Named Officers, as shown in the Long-Term Incentive Plans -- Awards table.

Compensation of Chief Executive Officer. Robert S. Taubman's base salary for 2000 was at an annual rate of $750,000. Mr. Taubman's performance evaluation is based 25% on the Compensation Committee's evaluation of his individual performance and 75% on the Compensation Committee's evaluation of the performance of the Company, which includes the consideration of objective and subjective criteria. Based on that evaluation and the report of the independent consultant, the Compensation Committee confirmed that Mr. Taubman's base salary, his bonus under the SSTIP for 2000 in the amount of $450,000 and his incentive compensation under the Performance Plan, as set forth in the Summary Compensation Table and Long-Term Incentive Plans -- Awards table, were consistent with the Manager's compensation philosophy.

                           THE COMPENSATION COMMITTEE

                          S. Parker Gilbert, Chairman
                                Jerome A. Chazen
                              Peter Karmanos, Jr.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following line graph sets forth the cumulative total returns on a $100 investment in each of the Company's Common Stock, the S&P Composite -- 500 Stock Index, and the NAREIT Equity Retail REIT Index for the period December 31, 1995 through December 31, 2000 (assuming, in all cases, the reinvestment of dividends).

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG TAUBMAN CENTERS, INC.,
           THE NAREIT EQUITY RETAIL REIT INDEX, AND THE S&P 500 INDEX

                                  [LINE GRAPH]

         ----------------------------------------------------------------------------------------------------------
                                                12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
         ----------------------------------------------------------------------------------------------------------
          Taubman Centers, Inc.                 $100.00    $140.29    $151.63    $171.96    $144.91    $160.16
          NAREIT Equity Retail REIT Index       $100.00    $133.91    $156.61    $152.54    $134.58    $158.77
          S&P 500 Index                         $100.00    $122.96    $163.98    $210.85    $255.21    $231.97
         ----------------------------------------------------------------------------------------------------------

     Please note: The stock price performance shown on the graph above is not necessarily indicative of future price performance.

CERTAIN EMPLOYMENT ARRANGEMENTS

     In January 1997, the Manager entered into a three-year agreement with Lisa
A. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. In January 1999 and January 2000, the agreement was extended for an additional year and will continue to have automatic, one-year extensions unless either party gives notice to the contrary. The employment agreement provides for an annual base salary of not less than $500,000, to be reviewed annually. The agreement also provides for Ms. Payne's participation in the Manager's SSTIP, with a target award of $250,000 and a maximum annual award of $375,000.

     In connection with Robert C. Larson's retirement at the end of 1998, the Manager entered into an agreement with Mr. Larson. The agreement grants Mr. Larson a ten-year option to purchase shares in a specified mutual fund, in return for which, Mr. Larson has agreed not to compete with the Company through 2004. Although Mr. Larson has not exercised the option, the difference between the market value of the mutual fund shares on the option's grant date and the option exercise price was approximately $2,000,000. The Company also provides Mr. Larson with medical insurance benefits and will continue to do so through 2004.

     In November 1999, in connection with TRG's acquisition of the outstanding stock of Lord Associates, Inc., the Manager entered into an employment agreement with Courtney Lord pursuant to which Mr. Lord became a Senior Vice President of the Manager and on January 1, 2000, the Manager's Senior Vice President and Managing Director, Leasing. The agreement terminates on January 1, 2005 unless sooner terminated by either the Company or Mr. Lord for cause or by Mr. Lord due to his death, disability or voluntary termination. The employment agreement provides for an annual base salary of not less than $270,000, to be reviewed annually. The agreement also provides for Mr. Lord's participation in the Manager's SSTIP, with a minimum award of $195,000 for each of the years beginning January 1, 2000 and January 1, 2001 and for a grant (effective January 1, 2000) of a Cash Award having an initial payout value of $137,500 under the Performance Plan. Under the Agreement, the Manager paid Mr. Lord $50,000 as a hiring bonus in 1999 and reimbursed Mr. Lord for certain relocation expenses of approximately $26,500 in 2000. Mr. Lord has agreed that in the event his employment is terminated he will not thereafter compete with the Company for a period (depending on the circumstances surrounding such termination) of between one and two years. In addition, part of the consideration received by Mr. Lord in exchange for his shares of Lord Associates, Inc. included 435,153 Units of Partnership Interest and 435,153 shares of Series B Preferred Stock. At this time, Mr. Lord has both voting and distribution rights with respect to 174,065 Units of Partnership Interest and 174,065 shares of Series B Preferred Stock. Mr. Lord has granted an irrevocable proxy to TG Partners with respect to the remaining Partnership Units and shares of Series B Preferred Stock. The remaining Partnership Units are not entitled to receive partnership distributions and allocations except upon liquidation. Under the terms of the irrevocable proxy executed by Mr. Lord in favor of TG Partners and a letter agreement between Mr. Lord and TRG, the remaining Partnership Units and shares of Series B Preferred Stock will be released from the proxy and such Partnership Units will become entitled to partnership distributions and allocations over a period of five years. Mr. Lord has pledged 65,271 Partnership Units and shares of Series B Preferred Stock to be released from the proxy as collateral for his obligation to remit to TRG a portion of the cash consideration he received in exchange for his shares of Lord Associates, Inc., in the event the acquired business does not meet certain performance criteria. In addition, if Mr. Lord's employment is terminated, the Manager has the right to purchase up to 100% of any Partnership Units which have not been released from the proxy and become entitled to partnership distributions and allocations for a cash lump sum payment of $50,000.

          ITEM 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the independent auditors to audit the financial statements of the Company for 2001. The Board of Directors recommends that the shareholders vote FOR the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2001. Although shareholder approval of the appointment is not required by law and is not binding on the Board of Directors, the Board will take the appointment of Deloitte & Touche LLP under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the annual meeting.

     The Company expects that representatives of Deloitte & Touche LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects that such representatives of Deloitte & Touche LLP will be available to respond to appropriate questions addressed to the officer presiding at the meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be determined by the shareholders at the annual meeting; however, if any other matter is properly brought before the meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with the Board's recommendation or, if there is no recommendation, in their own discretion.

                          COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request nominees and others holding shares for the benefit of others to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                             ADDITIONAL INFORMATION

PRESENTATION OF SHAREHOLDER PROPOSALS AT 2002 ANNUAL MEETING

     Any shareholder proposal intended to be presented for consideration at the annual meeting to be held in 2002 must be received by the Company at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200 by the close of business on December 6, 2001.

ANNUAL REPORT

     The Annual Report of the Company for the year ended December 31, 2000, including financial statements audited by Deloitte & Touche LLP, independent accountants, and their reports dated February 13, 2001, is being furnished with this Proxy Statement. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES EXCHANGE COMMISSION, WILL BE SENT TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST SENT TO THE COMPANY'S EXECUTIVE OFFICES: TAUBMAN CENTERS INVESTOR SERVICES, 200 EAST LONG LAKE ROAD, SUITE 300, P.O. BOX 200, BLOOMFIELD HILLS, MICHIGAN 48303-0200.

     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By Order of the Board of Directors,

                                          A. Alfred Taubman
                                          Chairman of the Board

April 6, 2001

                                                                      APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE
                                       OF
                             TAUBMAN CENTERS, INC.

     WHEREAS, the Board of Directors, pursuant to the provisions of the Company's Amended and Restated Articles of Incorporation and Bylaws, and in compliance with the rules and regulations for listed companies of the New York Stock Exchange (the "NYSE"), has appointed a committee of the Board of Directors to serve as the Company's Audit Committee;

     WHEREAS, the members of the Audit Committee are those directors selected by the Board of Directors to serve as such in accordance with the Company's Bylaws;

     WHEREAS, the Securities Exchange Commission (the "SEC") has recently adopted amendments to its rules and regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") and in particular the rules relating to financial disclosure and proxy requirements for registered companies, which amendments are intended to improve the disclosure related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of registered companies;

     WHEREAS, the NYSE, on which the Company is listed, has adopted certain corporate governance standards requiring each listed company to have a qualified audit committee and has set forth certain requirements as to the composition, structure, responsibilities and reports required of each listed company's audit committee; and

     WHEREAS, in view of the new requirements of the SEC and NYSE, the Board of Directors has determined that it is in the best interests of the Company to amend and restate the Company's existing written charter in order to more fully set forth (i) the scope of the Audit Committee's responsibilities and the procedures for carrying out those responsibilities (which include without limitation, advising the Board regarding the selection of the Company's outside auditor and managing the relationship between the Company and its outside auditor) and (ii) the structure and membership requirements of the Audit Committee.

     NOW THEREFORE, the Board of Directors adopts the following as the charter for the Audit Committee.

I. SCOPE OF THE AUDIT COMMITTEE'S DUTIES AND RESPONSIBILITIES

     Through the activities set forth in this Charter, the Audit Committee shall assist the Board of Directors in fulfilling its responsibilities by providing oversight review of the Company's auditing, accounting and financial reporting processes. In so doing, the Committee shall serve as an independent and objective body to provide an open avenue of communication among the independent accountants, management and the internal auditing department, and the Committee and Board of Directors.

     The Committee shall periodically review its scope, policies and procedures, including, on an annual basis, a review and reassessment of the adequacy of this Charter.

II. MEMBERSHIP ON THE AUDIT COMMITTEE

     The Committee shall consist of at least three directors as determined by the Board, each of whom shall be independent. "Independent" shall mean (i) that the individual is free from any relationship with the Company that, in the opinion of the Board, may interfere with the exercise of his or her independence from management and the Company and (ii) subject to the proviso set forth in the immediately succeeding paragraph, the individual does not have a restricted relationship. "Restricted Relationship" shall include any of the following relationships and any other restricted or prohibited relationships set forth from time to time in the NYSE Listed Company Manual as the same may be amended or restated:

          1. A director who is, or who any time during the last three years has been, an employee (including non-employee executive officers) of the Company, any of its affiliates or of any entity which at any time during the last three years was a former parent or predecessor of the Company.

          2. A director (i) who is, or any time during the last three years was, a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company, or (ii) who has, or any time during the last three years had, a direct business relationship with the Company (e.g. a consultant), unless, in each case, the Company's Board of Directors determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board of Directors should consider, among other things, the materiality of the relationship to the Company, to the director, and, if applicable, to the organization with which the director is affiliated.

          3. A director who is employed as an executive of another entity where any of the Company's executives serves on the other entity's compensation committee.

          4. A director who is an immediate family member of an individual who is, or any time during the last three years was, an executive officer of the Company or any of its affiliates.

     A director who is not independent solely because he is not currently but, during the three year restriction period set forth in the Restricted Relationships 1 and 4, was an employee or an immediate family member of a former executive officer of the Company or its affiliates may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and the shareholders, and the Board discloses in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

     Each director serving on the Audit Committee shall be "financially literate," as such qualification is interpreted by the Board of Directors in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

     Members shall also have such qualification(s) and/or experience as may from time to time be required by the applicable rules and standards of the SEC and/or the primary exchange upon which the Company's shares are traded (the "Applicable Rules and Standards").

     The Chairman of the Committee shall be selected by the Board or, in the absence of such selection, by the Committee.

III. MEETINGS OF THE AUDIT COMMITTEE; QUORUM AND AUDIT COMMITTEE ACTION

     The Committee shall meet at least annually, or more frequently as circumstances require. Consistent with its duty to provide an open avenue of communication, the Committee may ask members of management or others to attend any meeting, and shall meet at least annually with the internal auditor(s) and the independent accountants and management in separate executive sessions to discuss any matters the Committee or these groups believe shall be discussed privately with the Committee.

     The Committee shall obtain confirmation that the independent accountants and the internal auditor(s) will communicate directly and on a timely basis with the Committee or the Chairman of the Committee if such communication is warranted.

     A majority of the members of the Committee present in person or by telephone shall constitute a quorum, and action of the Committee shall be by a majority of the members of the Committee provided, however, if this Charter or the Committee or the Board so provides, the Chairman of the Committee may act on behalf of or represent the Committee.

IV. RESPONSIBILITIES, POWERS AND DUTIES OF THE AUDIT COMMITTEE

     The following functions and activities are set forth as a guide for the Committee in carrying out its overview responsibility. These functions are set forth as a guide, with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

A. General

          1. The Committee shall report Committee actions to the Board and may make appropriate recommendations to the Board concerning matters within the Committee's scope of responsibilities.

          2. The Committee shall have the power to conduct or authorize investigations into matters within the Committee's scope of responsibilities. The Committee is authorized to retain independent counsel, accountants and others to assist in an investigation and to arrange and commit the Company with respect to compensation for such independent counsel, accountants and others.

          3. The Committee may perform any activities consistent with this Charter, the Articles of Incorporation and Bylaws and applicable law (including the Applicable Rules and Standards) as the Committee or the Board deems advisable.

B. Engagement of Independent Accountants

          1. The independent accountants shall be ultimately accountable to the Audit Committee as well as to the Board, and, accordingly, the Audit Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants. Consistent with the foregoing, the Committee shall recommend to the Board for selection (or the replacement of) the independent accountants for Company audits. The Committee shall review and approve the fees and other compensation to be paid to the independent accountants.

          2. The Committee shall obtain annually a formal written statement from the independent public accountants delineating all relationships between the accountants and the Company, actively engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants and recommend that the Board of Directors take appropriate action in response to the report of the independent public accountants to satisfy itself of the outside auditors' independence.

          3. The Committee shall review, in consultation with management and the independent accountants, the scope of each audit to be made by the independent accountants.

          4. The Committee shall obtain confirmation that the independent accountants will provide the Committee with all communications required of the independent accountants, including a timely analysis of significant financial reporting issues.

          5. The Committee shall obtain confirmation that the independent accountants will be available to the shareholders at the annual meeting and, upon request, to the Committee and the Board.

C. Responsibilities for Review

          1. The Committee shall review any significant findings and recommendations made by the independent accountants together with management's responses to them.

          2. The Committee shall review with management and the independent accountants all such matters as they deem appropriate, and as required by Applicable Rules and Standards, including, but not limited to, the following:

             (a) The Company's (including the unconsolidated subsidiaries') annual financial statements and related footnotes;

             (b) The independent accountants' audit of and report on the financial statements;

             (c) Any material issues raised by management, the independent accountants or the Chairman of the Committee in the Chairman's review of the Company's (including the unconsolidated subsidiaries') interim financial statements;

             (d) Management's significant judgements that have affected the financial statements, including without limitation, any adjustments recommended by the independent accountants and management's responses, including any decision as to whether or not to make any such adjustment;

             (e) The independent accountants' judgments of: (1) the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting, (2) the adequacy of the Company's internal controls and procedures, (3) the clarity of the Company's financial disclosures, and (4) the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates and other significant decisions that were made by management and reviewed by the independent accountants; and

             (f) Any serious difficulties or significant disagreements with management or the internal auditing department encountered during the course of the audit, including any restrictions on the scope of their work or access to required information.

          3. The Committee shall review with management and the internal auditor(s) all such matters as they deem appropriate, and as required by Applicable Rules and Standards, including, but not limited to, the following:

             (a) Any significant findings during the year and management's responses to them.

             (b) Any serious difficulties the internal auditor(s) encountered while conducting the audits, including any restrictions on the scope of his or her (their) work or access to required information.

             (c) The audit plan, including its scope and any changes or additions the Committee thinks advisable.

             (d) The level of staffing and qualifications of the internal audit department.

          4. The Committee or the Chairman of the Committee shall meet (in person or by telephone) with the independent accountants and financial and/or senior management quarterly to review the financials, specifically the 10-Q prior to its filing and prior to the release of earnings.

          5. The Committee shall review with management and the independent accountants and, as appropriate, the internal auditor(s) any significant changes in the Company's accounting principles and practices.

          6. The Committee shall review any legal matter that could have a significant impact on the Company's financial statements.

          7. Based on the Committee's reviews undertaken pursuant to items 1 through 6 of this Section C, the Committee shall communicate its decision to the Board of Directors whether or not to recommend that the Company's audited financial statements be included in the Company's Annual Report on Form 10K for the last fiscal year for filing with the SEC.

V. CONTINUING EFFECT OF INDEMNIFICATION AND EXCULPATION PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The members of the Audit Committee as Directors and, in fulfilling their responsibilities hereunder shall continue to be fully covered by the exculpation and indemnification provisions applicable to the Company's directors and officers, as set forth in the Company's Articles of Incorporation and Bylaws and such provisions are adopted by reference herein. Nothing contained herein, in the Applicable Rules and Standards or in any other document shall abrogate or supersede the protective exculpation and indemnification provisions set forth in the Company's Articles of Incorporation and Bylaws.

------------------------------------------------------------------------------------------------------------------------------------
                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.               PLEASE MARK
                                                                                                               YOUR VOTES AS  /X/
                                                                                                               INDICATED IN
                                                                                                               THIS EXAMPLE

1. ELECTION OF DIRECTORS                                                   2. RATIFICATION OF INDEPENDENT AUDITORS
   (Nominees: Allan J. Bloostein, Jerome A. Chazen and                        Ratification of the selection of Deloitte & Touche LLP
   S. Parker Gilbert (each for a three-year term)                             as independent auditors for 2001.

                                                                                   FOR           AGAINST     ABSTAIN
        FOR           WITHHOLD             WITHHOLD AUTHORITY                      / /             / /         / /
                     AUTHORITY            to vote for Nominee(s)
              to vote for all Nominees        named below
        / /             / /                       / /    ___________



                                                                     ----  Please sign exactly as name appears below. When shares
                                                                         | are held by joint tenants, both should sign. When
                                                                         | signing as attorney, executor, administrator, trustee, or
                                                                           guardian, please give full title as such. If a
                                                                           corporation, partnership, or other business entity,
                                                                           please sign in the name of the entity by an authorized
                                                                           person.

                                                                           ________________________________________________________
                                                                           Signature

                                                                           Dated: ___________________________________________ , 2001

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

--------------------------------------------------------------------------------
                             TAUBMAN CENTERS, INC.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF SHAREHOLDERS - MAY 31, 2001

     The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Thursday, May 31, 2001, and at any adjournment, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment. The undersigned revokes any proxy previously given to vote at such meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1) AND
(2) IF NO INSTRUCTION IS PROVIDED.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.


          (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

--------------------------------------------------------------------------------
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